Exhibit 5

November 7, 2008

Nathan’s Famous, Inc.
1500 Old Country Road
Westbury, New York 11590

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

Reference is made to the filing by Nathan's Famous, Inc. (the "Corporation") of a Registration Statement on Form S-8 with the Securities and Exchange Commission pursuant to the provisions of the Securities Act of 1933, as amended, covering the registration of 275,000 shares of the Corporation's Common Stock, $.01 par value per share, in connection with the Corporation's 2001 Stock Option Plan (the "Plan").

As counsel for the Corporation, we have examined its corporate records, including its Certificate of Incorporation, as amended, By-Laws, its corporate minutes, the form of its Common Stock certificate, the Plan, related documents under the Plan and such other documents as we have deemed necessary or relevant under the circumstances.

Based upon our examination, we are of the opinion that:

1. The Corporation is duly organized and validly existing under the laws of the State of Delaware.

2. There have been reserved for issuance by the Board of Directors of the Corporation 275,000 shares of its Common Stock, $.01 par value per share. The shares of the Corporation's Common Stock, when issued pursuant to the Plan, will be validly authorized, legally issued, fully paid and non-assessable.

We hereby consent to be named in the Registration Statement as counsel of the Corporation, and we hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours,

/s/ Farrell Fritz, P.C.
FARRELL FRITZ, P.C.